The premium that has been paid under the Bond covers the period from March 31, 2014 to March 31, 2015, for an aggregate coverage amount of $3,000,000. The premium that has been paid for the Trust under the Bond covers the Trust for the period from March 31, 2014 to March 31, 2015.